Exhibit 99.1

M2i Global, Inc. Appoints New Senior Independent Director to the Board of the Company

Adds Extensive Capital Markets and Public Company Experience

Reno, NV – June 27, 2024 (Accesswire) – M2i Global, Inc. (“M2i,” the “Company,” “we,” “our” or “us”) (OTCQB: MTWO), a Company specializing in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners, is pleased to announce the appointment of Mr. Doug MacLellan, a seasoned international business executive to its Board of Directors, as an independent director and will chair the audit committee and compensation committees.

Doug Cole, Executive Chairman of M2i, commented, “We’re very pleased to formalize this governance and board relationship by appointing Mr. Douglas MacLellan to the Board of Directors as a senior independent director, fulfilling another key issue to pursue an uplisting to a larger exchange.”

Mr. MacLellan’s key business career highlights include:

+ 30 years of public-company senior executive and board level international business experience;

+ Extensive experience in capital formation & capital markets for new and emerging technologies & companies;

+ Contemporary focus on the mining, recycling and securitization of strategic materials & critical elements; and.

+ Co-founder of a NASDAQ listed green battery metals miner & recycler company.

Throughout his professional career, as a senior international business executive and or as a member of the board of directors of numerous companies, he has provided management advice and counsel on: strategic planning, operational activities, corporate finance, economic policy, asset allocation and mergers & acquisitions. He has helped raise over US$1 billion for development stage, start-up and mid-cap companies. In regards to U.S. publicly listed companies experience, Mr. MacLellan has over 25 years of public company board experience and 17 years of active audit committee chair experience that includes managing through difficult investigative matters. Mr. MacLellan is also a regular speaker at industry conferences and has been interviewed on various syndicated radio and television news programs in regards to his insights related to China business, selected industries and economic forecasts.

Mr. MacLellan, age 68, holds over 30 years of senior level international executive business experience primarily in the natural resources, pharmaceuticals, telecoms, software, consumer products and IT industries. MacLellan has been a catalyst for the development and financing of global businesses in the United States and in the countries of: Bulgaria, Cambodia, Canada, Chile, China, Hungary, India, Korea, Madagascar, Vietnam and Russia. From October 2017 to February 2022 Mr. MacLellan was an independent director and Chairman of the Compensation Committee of American Battery Technology Company (NASDAQ: ABAT). From November 2009 to December 2017 Mr. MacLellan was an independent director and Chairman of the Audit Committee of ChinaNet Online Holdings, Inc. (NASDAQ: CNET) a media development, advertising and communications company. Mr. MacLellan also served as president and chief executive officer for the MacLellan Group, an international financial advisory firm from March 1992 through January 2016. From September 1992 through April 2014, Mr. MacLellan held various Board positions and was Chairman and chief executive officer at Radient Pharmaceuticals Corporation. (OTCQB: RXPC), a vertically integrated specialty pharmaceutical company. From August 2005 to May 2009, Mr. MacLellan was co-founder and vice chairman at Ocean Smart, Inc., a Canadian based aquaculture company. From February 2002 to September 2006, Mr. MacLellan served as chairman and cofounder at Broadband Access MarketSpace, Ltd., a China based IT advisory firm, and was also co-founder at Datalex Corp., a software and IT company specializing in mainframe applications, from February 1997 to May 2002. Mr. MacLellan was educated at the University of Southern California in economics and international relations.

About M2i Global, Inc. (OTCQB: MTWO)

M2i Global, Inc., through its subsidiary U.S. Minerals and Metals Corp., is an engineering, research, and services firm that brings together people, technology, and solutions from across government, business, not-for-profits, and academia to provide access and availability to critical minerals and metals for the purpose of defense and economic security. We aim to address this compelling need dictated by the evolving global environment predicated in terms of technology, energy, defense, and climate. The Company’s vision and purpose is to develop and execute a complete global value supply chain for critical minerals for the U.S. and its free trade partners and create a strategic mineral reserve in partnership with the U.S. Federal Government. The reality is that the world outside of China faces a significant dearth of critical minerals necessary to fuel its reemergent manufacturing base. This supply problem leads to a very clear economic opportunity for the Company and others to develop these resources and supply this exploding demand over the next decade and beyond.

For more information, please visit: https://www.M2icorp.com

FORWARD-LOOKING STATEMENTS:

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.

Investor Contacts:

IR@M2icorp.com